Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Revenue of $56 Million and EPS of 27 Cents
for First Quarter FY04

Quarter Revenue Growth of 35 percent; Net Income Increase of 58 percent;
Continued Focus on Mission-Critical Assignments Drives Growth

RESTON, VA, April 27, 2004 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced strong results for its first quarter ended March 27, 2004. Revenue for the first quarter of fiscal year 2004 (FY04) increased 35 percent while net income increased by 58 percent as compared to the first quarter in the previous year.  The strong performance for the quarter was driven by strong growth in SI International’s key focus areas: Federal IT Modernization, Defense Transformation, Homeland Defense and Mission-Critical Outsourcing.

First Quarter of FY04 Financial Results

Revenue for the first quarter of FY04 was $56 million, an increase of 35 percent over first quarter FY03 revenue of $41.3 million.  Federal government contract revenue, which represents 96 percent of first quarter FY04 total revenue, grew by 39 percent to $53.8 million from $38.7 million for the first quarter FY03. Revenue growth in the first quarter was primarily the result of new contract awards, successful wins and expansions of existing programs, and new contracts from our acquisition of MATCOM.

Net income for the first quarter FY04 was $2.4 million, or $0.27 per diluted share, an increase of 58 percent over first quarter FY03 net income of $1.5 million, or $0.18 per diluted share.  The increase in net income was primarily due to growth in Federal government revenues.  Income from operations for the first quarter of FY04 was $4.4 million, an increase of 69 percent over operating income of $2.6 million reported in the first quarter FY03.  Operating margin for the first quarter of FY04 was 7.9 percent, as compared to 6.3 percent in the first quarter of FY03.

“We believe our strong financial results demonstrate that we are playing a leading role in the transformation of Federal government information technology, and provide a solid foundation for meeting our financial goals for fiscal year 2004,” said Ray Oleson, SI International’s Chairman and CEO.  “Since the beginning of fiscal year 2004, we have won all our recompetes including our largest contract, C4I2TSR; we closed our fifth acquisition; and, we grew our business across the Federal government.”

Backlog as of March 27, 2004 was $724 million, including $62 million in funded backlog and $662 million in unfunded backlog.  Backlog increased 181 percent from $258 million reported at the end of first quarter FY03.

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Business Outlook

Based on the Company’s current backlog and management estimates as to future tasking and contract awards, SI International issued the following guidance ranges for the second fiscal quarter FY04 and maintained its previous guidance for full year FY04:

	Q2 2004	Full Year 2004
Revenue	$59 – 61 million	$240 – 255 million
Net income	$2.5 – 2.8 million	$9.7 – 11.2 million
Diluted earnings per share	$0.29 – 0.31	$1.10 – 1.25

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 9:00 AM EDT, today. Participating in the conference call will be SI International’s Chairman and CEO Ray Oleson, President and COO Brad Antle, and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com. A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference will be available by telephone beginning on Tuesday, April 27, 2004 at 12:00 PM EDT through Tuesday, May 4, 2004 at 5:00 PM EDT by calling 1-888-286-8010 and entering the conference passcode number 71129074.

About SI International: SI International is a provider of information technology and network solutions primarily to the Federal government.  The Company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ failure to exercise options under contracts; changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; and SI International’s ability to attract and retain qualified personnel.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed above as well as those in the Risk Factors section of the annual report on Form 10-K filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

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SI International, Inc.

Consolidated Income Statement (unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 27, 2004	March 29, 2003

Revenue	$55,970	$41,324
Direct costs	33,529	25,026
Indirect costs	17,309	13,163
Depreciation and amortization	589	512
Amortization of intangible assets	113	—
Income from Operations	4,430	2,623
Interest expense	(534)	(162)

Income before taxes	3,896	2,461
Provision for income taxes	1,539	973

Net income	$2,357	$1,488

Basic weighted average shares outstanding	8,458	8,442
Diluted weighted average shares outstanding	8,833	8,442

Earnings per common share:
Basic	$0.28	$0.18
Diluted	$0.27	$0.18

EBITDA (1)	$5,132	$3,135

Notes:             (1) EBITDA is defined as GAAP net income plus interest expense, income taxes, depreciation, and amortization.  EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended
	March 27, 2004	March 29, 2003

Net Income	$2,357	$1,488
Interest Expense	534	162
Provision for income taxes	1,539	973
Depreciation	589	512
Amortization	113	—
EBITDA	$5,132	$3,135

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SI International, Inc.

Revenue Segmentation Data (unaudited)

(In thousands)

	Three Months ended
	March 27, 2004		March 29, 2003		Growth
	$	%	$	%	$	%

Core Federal government	53,812	96.2%	38,699	93.6%	15,113	39.1%
Commercial and other	2,158	3.8%	2,625	6.4%	(467)	-17.8%
Total revenue	55,970	100.0%	41,324	100.0%	14,646	35.4%

Prime contracts	44,443	79.4%	34,085	82.5%	10,358	30.4%
Subcontract	11,527	20.6%	7,239	17.5%	4,288	59.2%
Total revenue	55,970	100.0%	41,324	100.0%	14,646	35.4%

Cost reimbursable	13,064	23.3%	15,215	36.8%	(2,151)	-14.1%
Time and materials	28,525	51.0%	16,077	38.9%	12,448	77.4%
Fixed price	14,381	25.7%	10,032	24.3%	4,349	43.4%
Total revenue	55,970	100.0%	41,324	100.0%	14,646	35.4%

Department of Defense	28,034	50.1%	21,340	51.6%	6,694	31.4%
Federal civilian agencies	25,778	46.1%	17,389	42.1%	8,389	48.3%
Commercial entities	2,158	3.8%	2,595	6.3%	(437)	-16.9%
Total revenue	55,970	100.0%	41,324	100.0%	14,646	35.4%

Major contracts:
C4I2SR	5,946	10.6%	8,808	21.3%	(2,862)	-32.5%
NVC/KCC	5,733	10.3%	5,977	14.5%	(244)	-4.1%
All other	44,291	79.1%	26,539	64.2%	17,751	66.9%
Total revenue	55,970	100.0%	41,324	100.0%	14,646	35.4%

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SI International, Inc.

Consolidated Balance Sheet

As of March 27, 2004 and December 27, 2003

(In thousands, except share data)

	March 27, 2004	December 27, 2003
	(unaudited)
Assets
Cash and cash equivalents	$4,453	$23,252
Accounts receivable, net	52,061	34,007
Other current assets	6,751	4,597

Total current assets	63,265	61,856

Property and equipment, net	4,993	3,768
Goodwill	94,493	39,829
Intangible assets, net	4,910	—
Other assets	1,774	1,174
Total assets	169,435	106,627

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	26,046	17,708
Line of credit	16,000	—
Current portion of long-term debt	4,500	—
Current portion of operating lease obligations	941	—
Escrow Payable	2,072	—
Deferred revenue	3,975	3,975
Other current liabilities	444	465
Total current liabilities	53,978	22,148

Long-term debt, net of current portion	25,500	—
Long-term operating lease obligations	1,618	—
Other long term liabilities	4,278	2,932

Stockholders’ Equity
Common stock - $0.01 par value per share: 50,000,000 shares authorized; 8,463,148 and 8,451,507 shares issued and outstanding as of March 27, 2004 and December 27, 2003, respectively	85	85
Additional paid in capital	75,827	75,704
Deferred compensation	(307)	(340)
Retained earnings	8,456	6,098

Total stockholders’ equity	84,061	81,547

Total liabilities and stockholders equity	$169,435	$106,627

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SI International, Inc.

Consolidated Statements of Cash Flows (unaudited)

 (In thousands)

	Three months ended
	March 27, 2004	March 29, 2003
Cash flows from operating activities:
Net income	$2,357	$1,488
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	589	512
Amortization of intangible assets	113	—
Loss on disposal of fixed assets	—	168
Stock-based compensation	32	35
Deferred income tax provision	1,480	—
Amortization of deferred financing costs	108	96
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(3,629)	719
Other current assets	(767)	211
Other assets	(707)	(1)
Accounts payable and accrued expenses	1,908	509
Deferred revenue	—	(1,017)
Other long term liabilities	97	236
Net cash provided by operating activities	1,581	2,956
Cash flows from investing activities:
Purchase of property and equipment, net	(620)	(518)
Cash paid for acquisition of MATCOM	(65,849)	—
Net cash used in investing activities	(66,469)	(518)
Cash flows from financing activities:
Proceeds from exercise of stock options	124	4
Proceeds from bank overdrafts	—	111
Net borrowings (repayments) under line of credit	16,000	—
Proceeds of notes payable	—	(137)
Proceeds from long-term debt	30,000	—
Payments of capital lease obligations	(35)	(22)
Net cash provided by (used in) financing activities	46,089	(44)
Net increase (decrease) in cash and cash equivalents	(18,799)	2,394
Cash and cash equivalents, beginning of period	23,252	10,856
Cash and cash equivalents, end of period	$4,453	$13,250
Supplemental disclosures of cash flow information:
Cash payments for interest	$115	$51
Cash payments (refund) for income taxes	($77)	$79

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